DISTRIBUTION AGREEMENT

BETWEEN:

TNI BioTech Inc. a US Public Company organised under the laws of Florida, having its registered office at 7 Dey Street Suite 200 New York, New York 10006.

Hereafter referred to as "TNI BioTech",

On the one hand,

And

GB Pharma Holdings Inc.. a Company organised under the laws of the State of Colorado, having registered offices at 330 15th St Washington DC 10003.

And

G-Ex Technologies St. Maris Pharma Limited, a consortium of companies organised under the laws of Republic of Nigeria, having its registered office at No. 6. Akinsanmi Street, Obanikoro, Lagos, Nigeria.

Hereafter both referred to as "Distributor",

On the other hand.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1: APPOINTMENT OF DISTRIBUTOR

TNI BioTech hereby appoints Distributor, which accepts, for the term and at the conditions provided in this Agreement, as its exclusive distributor of all the products produced or supplied by TNI BioTech as defined in SCHEDULE 1 (hereinafter referred to as the "Products") in the region as defined in SCHEDULE 2 (hereinafter referred to as the "Territory").

It is further agreed that TNI BioTech may add new items to the Products initially covered herein, which items Distributor shall distribute pursuant to this Agreement.

Distributor shall comply with all applicable laws and regulations in respect of the importing, warehousing, advertising, distribution and other aspects of the selling of the Products in the Territory.

Article 2: NATURE OF THE DISTRIBUTORSHIP

2.1. The present distributorship is being granted an exclusive basis in the Territory. It is expressly acknowledged and agreed by Distributor that TNI BioTech may not promote, sell, offer or distribute the Products in the Territory and/or grant to any third party, directly or indirectly, through its own subsidiaries or affiliated companies unless Distributor does not meet the sales quota (Schedule F) for the Products in the Territory.

2.2. Distributor shall not, during the term of this Agreement, engage in the manufacture, sale, distribution or commercial representation, either directly or indirectly, through subsidiaries or affiliates, of any products similar to or competitive with the Products, without the prior and express written consent of TNI BioTech. The Parties agree once Distributor directly or indirectly through its sub distributors reaches sales of 1,000,000 million doses a day of IRT-103 ("LDN") that the parties will joint venture a manufacturing facility in the Federal Republic of Nigeria. TNI BioTech will be responsible for quality control.

It is understood that Distributor shall be entitled, in compliance with its obligations under this Agreement, to continue the commercialization of competitive products manufactured by third parties and those which are non competitive with the Products of TNI BioTech. Current products in this classification are listed in Exhibit A.

2.3. Distributor shall not, without the prior and express written consent of TNI BioTech, directly or indirectly prospect or solicit customers of TNI BioTech for the Products outside the Territory, nor establish any branch or distribution warehouse in respect of the Products outside the Territory.

2.4. Distributor shall not, without the prior and express written consent of TNI BioTech, sell or distribute the Products in the Territory through subsidiaries, affiliates, sub-distributors, sub agents or licensees or through any person, firm or corporation other than Distributor and its current network of Dealers as defined in Exhibit F and its' subsequent amendments.

Article 3: DISTRIBUTORSHIP ACTIVITIES

3.1. Category 1: Direct accounts

TNI BioTech shall sell Products within the Territory directly to customers falling in such category and Distributor shall be entitled to any compensation (to be mutually agreed upon on a case by case basis) in respect of such sales.

For the purpose of this provision, a direct account customer is a list of the current customers to whom Products were sold in the Territory directly by TNI BioTech without referral or assistance of Distributor. A list of the current customers falling in this category is attached hereto as Exhibit B. Such list may be supplemented in the future to include other customers. TNI

BioTech. currently has no customers in the Territory and as long as Distributor meets the annual sales quota TNI BioTech will not solicit any customers or distributors in the Territory.

3.2. Distributor accounts

Customers falling in this category shall, as a rule but subject to TNI BioTech rights under section 3.1 above, be supplied and serviced directly by Distributor. Customers defined in this section shall be all customers not falling in section 3.1 above.

As relates to EXHIBIT E (customer profile), TNI BioTech will require only the name city/state or zip code of the customer and description of the Application sold.

Article 4: <u>SALES CONDITIONS</u>

A) Delivery

TNI BioTech shall sell the Products to Distributor pursuant to written orders addressed by Distributor. No order shall be effective unless and until accepted in writing by TNI BioTech.

The Products shall be delivered from TNI BioTech's facility to Distributor or directly to the customer at the request of Distributor.

B) Prices

Unless the contrary is expressly stipulated in writing, the sales prices of the Products to the Distributor shall be those set forth in the current price lists as determined solely by TNI BioTech. The current prices in effect as of the date of this agreement are stated in SCHEDULE 3.

Except as may otherwise be agreed from time to time prices given to Distributor will include transport and insurance. They will exclude customs, taxes and duties.

Distributor acknowledges and agrees that TNI BioTech shall have the right from time to time to raise or lower sales prices but agrees that under its patent and license agreement IRT-103 LDN. TNI BioTech will not increase pricing during the term of this agreement. IRT-103 sold for the treatment of HIV/AIDS will not be sold for more then $1.00 dollar a dose.

C) Payment

Payments for all sales to TNI BioTech, by Distributor will be in accordance with the terms and conditions as stated on Schedule 4 or its' amendments and those of EXHIBIT C attached hereto. Other arrangements can be made by mutual agreement.

D) General sales conditions

Sales of Products to Distributor shall be made in accordance with the terms and conditions of TNI BioTech general sales contract, in force at the time of conclusion of said sales, unless otherwise mutually agreed to by the parties.

A copy of the current general sales conditions of TNI BioTech is attached as Exhibit C to this Agreement.

The provisions of the present Agreement and the special agreements reached with reference to every specific sales order will in all cases prevail over TNI BioTech general sales conditions.

Article 5: DUTIES OF DISTRIBUTOR

A) Sales efforts

Distributor shall, throughout the term of this Agreement, aggressively promote and sell the Products in the Territory. Distributor shall disseminate within the Territory, such sales literature in respect of the Products as TNI BioTech shall provide or approve in writing in advance.

During the month of December of each year, at the latest, parties shall agree on the budget and sales objectives to be reasonably achieved by Distributor during the next calendar year.

B) Marketing program

Distributor and TNI BioTech shall, throughout the term of this Agreement, comply with the marketing program for the Territory, of which the current version is in Exhibit D attached hereto. It is understood that the marketing program may be reviewed from time to time by mutual agreement of the parties.

The marketing program shall among others cover promotional activities, technical programs and prospects and matters concerning specific accounts in the Territory and shall be mutually agreed to by the parties.

C) Organization and Staff

Distributor on a continuous basis for the term of this Agreement will maintain an appropriate technical and commercial organization to fully perform its duties under the present Agreement.

Distributor shall:

- Maintain appropriate offices for the proper working of its activities under this Agreement.

- Have qualified staff, with adequate working experience, of a number sufficient to handle sales of the Products, provide technical support, carry out administrative work and, more generally, perform all other duties. In this respect, Distributor undertakes to have at all times throughout the term of this Agreement, at least two experienced sales representatives, as determined by the Distributor, working full time for the promotion and sale of the Products in the Territory. Such sales representatives shall be responsible for servicing customers, on behalf of Distributor.

- Allow TNI BioTech, through a mutually acceptable third party if necessary, to examine with sixty (60) days notice, during normal working hours, the accounts, books and records of the Distributor and other documents relating to the present Agreement, which shall be kept at all times at the registered office of Distributor.

D) Reports

Distributor shall, throughout the term of this Agreement, submit to the Sales Manager of TNI BioTech, on a current basis, detailed information relating to sales, inventories, selling prices, orders booked, periodical estimations of sales, call reports, enquiries received and other activities of Distributor and its sales representatives related to the TNI BioTech Products covered by this Agreement. A report outlining the sales activity is to be submitted by Distributor by the fifth working day of each month or with such frequency as mutually determined as necessary. This information and reports shall be furnished in the format desired by TNI BioTech.

For existing and each new potential customer, the sales representatives of Distributor shall properly and completely file with TNI BioTech a customer profile, according to the sample attached as Exhibit E hereto. This information shall be limited to identify a customer only by city/state or zip code and the application sold.

Distributor shall be responsible for consistently updating the databases.

Meetings shall take place on a regular basis as necessary between Distributor and the Sales Manager of TNI BioTech to review the development of sales of the Products and any pertinent records relating thereto and more generally the activities carried out by Distributor.

Distributor shall also provide TNI BioTech once per month or at such mutually agreed intervals as necessary, the condition of the market and the competition as well as recommendations on corrective actions needed in the Territory by Distributor and/or TNI BioTech.

Article 6: TECHNICAL ASSISTANCE

TNI BioTech will extend to Distributor its cooperation and advice to assist Distributor in further development of its organization and will supply Distributor, at TNI BioTech's cost, with such quantities of available advertising and promotional material, in English, as TNI BioTech may reasonably think necessary.

Article 7: USE OF TRADEMARKS OR TRADE NAMES, NON-DISCLOSURE

A) Trademarks and Trade names

Distributor shall promote and sell TNI BioTech Products in the Territory solely under the trademark or trade names of TNI BioTech as well as its' subsidiaries or affiliated companies. No other trademarks or trade names shall be used on TNI BioTech Products.

Upon termination of this Agreement, the right to the use by Distributor of said trademarks or trade names shall terminate forthwith.

Distributor shall use its best efforts to protect the said trademarks and trade names in the Territory.

Distributor shall give prompt notice in writing to TNI BioTech of any infringement or possible infringement of said trademarks or trade names, or other act of unfair competition which may come to its attention, and shall, if requested by TNI BioTech and at the latter's expenses, assist TNI BioTech to protect its rights thereunder.

B) Repackaging

Distributor shall not repackage, relabel or otherwise alter the packaging or labelling of Products nor shall Distributor modify in any way the Products without prior written and express consent from TNI BioTech.

C) Non-disclosure

In connection with its activities under this Agreement, Distributor may be given access to certain confidential information, including know-how, servicing techniques and trade secrets of TNI BioTech. Distributor agrees to preserve in strict confidence all such information during the term of this Agreement and as long thereafter as the information remains confidential, and Distributor agrees that it will not use or divulge to any third party, directly or indirectly, this information except as directed in writing by a duly authorized representative of TNI BioTech.

Article 8: DURATION

This Agreement enters into force on November 9, 2012, for an initial period extending to December 31, 2017, and shall thereafter be automatically renewed for successive periods of five (5) year each, unless one party notifies its termination to the other party by a written notice to be given by registered letter 3 (three) months prior to the expiry date of the initial term or of any renewed five (5) year period thereof.

Article 9: TERMINATION

9.1 Notwithstanding what is provided under Article 8 above, the present Agreement shall terminate forthwith, as of right and without notice or payment of an indemnity, in the following cases:

- Winding-up, bankruptcy, appointment of a trustee or a receiver or similar proceedings affecting generally creditors' rights, of either party.
- Transfer of ownership more then 50% of Distributor to a third party for any reason whatsoever, including but not limited to acquisition, exchange, merger, split, transfer of assets, transfer of branch of activities without the prior written consent of TNI BioTech, such consent not to be unreasonably withheld.

9.2 Notwithstanding what is provided under Article 8 above, each party to this Agreement shall be entitled in case of serious breach by the other party of its obligations resulting thereto, to terminate this Agreement forthwith, as of right and without indemnity, by giving notice by registered letter to the other party (which notice shall specify the nature of such breach), without prejudice to any other rights or remedies that each party may be entitled to claim. Distributor will have one hundred and eighty (180) days in which to cure any breach.

The following matters are to be considered, among other things, as serious breaches under this Agreement:

- If a party becomes insolvent or generally ceases to make payments when due.
- If a party fails to pay what it has contractually to pay 30 days after having been summoned by registered letter to do so.
- If Distributor fails to comply with Article 2.2 above.
- If Distributor fails to comply with the agreed objectives of sales as provided in Article 5 A) above, unless for reasons beyond its control.
- If Distributor fails to have at least two sales representatives working full time directly or indirectly through a sub distributorship on the promotion and sale of the Products as provided in Article 5 C) above and the situation remains unchanged 30 days after having been summoned by registered letter to cure it.
- If Distributor makes use or discloses confidential information in violation of Article 7 C) above.

9.3 Upon termination of this Agreement, for any cause whatsoever, the following rules shall apply:

- TNI BioTech shall be entitled to stop immediately any further delivery of the Products.

- Each party shall pay at the due date to the other party all sums accrued or payable under this Agreement prior to the date of termination thereof.

- Distributor shall immediately return to TNI BioTech all manuals, advertising and promotion material, technical data and other materials, which may have been furnished by TNI BioTech and Distributor will abstain from any form of advertising, which would suggest that Distributor continues dealing with TNI BioTech;

- TNI BioTech or its designee shall have the right, but shall not be bound, to repurchase all Products which were sold to Distributor under this Agreement and which remain in inventory. If TNI BioTech exercises this option, the purchase shall be made for Products in perfect condition for resale, at the price paid by Distributor and for others, at their scrap or salvage value.

- The Distributor shall ship all repurchased Products to TNI BioTech, according to TNI BioTech' instructions, at TNI BioTech' expense.

9.4 Distributor acknowledges that, upon termination of this Agreement, Distributor will be entitled to receive compensation on all sales or commission still owed under the agreement.

Article 10: <u>FORCE MAJEURE</u>

The failure or delay of any of the parties to perform any obligation under this Agreement shall not be deemed to be a breach of this Agreement, in case it is due to force majeure and acts of God, including but not limited to, insurrections, riots, wars and warlike operations, explosions, epidemics, failure of contractors and subcontractors to perform, labour conflicts, strikes, lock-out, fires, accidents, floods, inability to obtain required transportation materials, energy or qualified labour, and the laws acts or regulations or restrictions of the governments, their respective political subdivisions and agencies, any other government of supranational authority appropriately exercising jurisdiction, or any other similar or different events beyond the control of parties.

Except where the nature of the event would prevent it from doing so, the party claiming application of the present provisions shall promptly notify it in writing to the other party, subject to forfeiture of its rights. It shall also notify to the other party without any delay the cessation of the event constitutive of force majeure.

Parties shall use their best efforts to avoid, remove or cure events of force majeure. Any party temporarily prevented from complying with its obligations because of such circumstances shall resume performance with utmost dispatch when such circumstances shall be removed or cured.

Article 11: <u>NOTICES</u>

Any notices to be given by one party to the other hereunder shall be made in writing and be sent by registered mail wherever indicated in this Agreement.

Notices shall be addressed at the following address (or at any other address which would be notified in the future by registered letter):

If to TNI BioTech:

TNI BioTech, Inc.
Contract Administration
477 South Rosemary Ave #315
West Palm Beach Florida 33401

Copy to:

Joshua D. Brinen, Esq.
Brinen & Associates, LLC
7 Dey Street, Suite 1503
New York, New York 10007
Telephone (212) 330-8151
Facsimile (212) 202-5330

If to Distributor:

Dr Gloria B Herndon
GB Pharma Holdings Inc
330 15th Street
Washington DC 20003

And

Franklin O. Aribeana
G-Ex Technologies LLC/
St. Maris Pharma Limited
No. 6, Akinsanmi Street
Obanikoro, Lagos, Nigeria
Telephone (954) 973-0271
Facsimile (954) 973-0273

Notices shall be considered as effective on the date of sending.

Article 12: MISCELLANEOUS

A) Assignment

The distributorship, which is the object of the present Agreement, is specific to the current corporate structure/ownership of the Distributor.

Accordingly, the rights granted to Distributor herein may not be transferred, assigned, sub-licensed or conveyed by Distributor or by action of law, in whole or in part, nor shall this Agreement inure to the benefit of any successor, assignee, sub-licensee, or other representative of Distributor without the prior and express written consent of TNI BioTech. Such consent will not be unreasonably withheld by TNI BioTech.

B) Entire Agreement, No Waiver

This Agreement, together with its Exhibits, constitutes the entire understanding between the parties hereto and supersedes any previous agreements or understandings, which existed between the parties hereto.

Neither party has relied upon any representation or promise by the other party not specifically set forth herein. This Agreement shall not be modified or altered in any respect unless in writing subsequently subscribed by parties.

No delay, forbearance or failure by one party for exercising or enforcing its rights under, or more generally of claiming application of, any provision of this Agreement, shall constitute a waiver thereof or a waiver of such party's right to enforce any other provision of this Agreement.

C) Severability

All articles or parts of articles of this Agreement that might be prohibited or be void pursuant to applicable law, and therefore would have no legal effect, shall however not affect in any way the validity and the binding force of the other clauses of this Agreement.

D) Language

Unless otherwise agreed, all correspondence between parties shall be in the English language.

Article 13: GOVERNING LAW

The present Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

Article 14: ARBITRATION

All disputes relating to this Agreement shall be submitted to a panel of three arbitrators with TNI BioTech on the one hand and Distributor on the other hand appointing one arbitrator within 15 days of being invited by registered letter to make such appointment. The third arbitrator shall be nominated by mutual agreement between the two arbitrators appointed by the parties and shall be the chairman of the arbitration panel. The arbitration shall take place in the State of New York and in English.

If either of the parties does not appoint an arbitrator within the specified period and/or the two arbitrators do not nominate the third arbitrator within 15 days of the designation of the last arbitrator appointed, the missing arbitrator shall be nominated by the American Arbitration Board, at the request of either party.

The panel of arbitrators shall reach its decision according to the rules of law within 30 days after the closing of submissions and notify it promptly to the parties by registered letter. No recourse is open to dispute the decision.

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but each counterpart shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto, all on November 9, 2012.

By: *[*Confidential Portion Omitted and Filed Separetly with the SEC Pursuant to a Request for Confidential Information*]*

Noreen Griffin
CEO, TNI BioTech

By: *[*Confidential Portion Omitted and Filed Separetly with the SEC Pursuant to a Request for Confidential Information*]*

Christopher Pearce
CFO, TNI BioTech

Distributor
By: *[*Confidential Portion Omitted and Filed Separetly with the SEC Pursuant to a Request for Confidential Information*]*

Dr Gloria Herndon
CEO GB Pharma Holdings Inc.

Distributor
By: *[*Confidential Portion Omitted and Filed Separetly with the SEC Pursuant to a Request for Confidential Information*]*

Franklin O. Aribeana
CEO G-Ex Technologies/St. Maris Pharma Limited Consortium

Exhibits Intentionally Omitted

*[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]*